Exhibit 99.1

Gevo Reports Fourth Quarter 2016 Financial Results

Gevo’s Current Cash Position Exceeds Total Debt Level for First Time Since Fourth Quarter of 2012

- Gevo to Host Conference Call Today at 4:30 p.m. EST/2:30 MST -

•	Reports net loss per share of ($0.33) for the quarter
•	Reports non-GAAP adjusted net loss per share[1] of ($1.14) for the quarter
•	Ended the quarter with cash and cash equivalents of $27.9 million
•	Reports revenue of $5.8 million for the quarter
•	Reports loss from operations of $6.5 million for the quarter
•	Reports non-GAAP cash EBITDA loss[2] of $4.7 million for the quarter

ENGLEWOOD, Colo. – March 29, 2017 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the three months ended December 31, 2016. Key highlights for the fourth quarter of 2016 and key subsequent events included:

•	Gevo produced approximately 190,000 gallons of isobutanol during the quarter at Gevo’s isobutanol production facility located in Luverne, Minnesota (the “Agri-Energy Facility”).
•	Cash and Cash Equivalents at February 28, 2017 were $22.6 million and the total principal face value of the debt outstanding was $17.7 million[3].
•

On February 13, 2017, Gevo signed a letter of intent with HCS Holding GmbH (HCS) to supply isooctane under an offtake agreement. HCS is a manufacturer of specialty products and solutions in the hydrocarbons sector, operating under such brands as Haltermann Carless. In the first phase of the contemplated binding offtake agreement, HCS is expected to purchase isooctane produced at Gevo’s demonstration hydrocarbons plant located in Silsbee, Texas, commencing in 2017. During the first phase, expected revenue would be in the range of $2-3 million per year and would continue until completion of Gevo’s future, large-scale commercial hydrocarbon plant.  In the second phase, HCS is expected to purchase approximately 300,000 to 400,000 gallons of isooctane per year under the contemplated binding offtake agreement for a period of five years. Gevo expects to supply this isooctane from its first large-scale commercial hydrocarbons facility, which is likely to be built at the Agri-Energy Facility.

•

On February 13, 2017, the holder of Gevo’s 10% Convertible Senior Notes, due 2017 (the “2017 Notes”), agreed to extend the maturity date of the 2017 Notes from March 15, 2017 to June 23, 2017 (the “2017 Notes Extension Transaction”).  The terms of the 2017 Notes Extension Transaction included, among other things, the following: (i) an increase in the coupon on the 2017 Notes by two percent (2%) to twelve percent (12%);

[1]

Adjusted Net Loss Per Share is calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives; a reconciliation of Adjusted Net Loss Per Share to GAAP net loss per share is provided in the financial statement tables following this release.

[2]

Cash EBITDA loss is calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations; a reconciliation of cash EBITDA Loss to GAAP loss from operations is provided in the financial statement tables following this release.

[3]	Cash and Cash Equivalents is unaudited and preliminary, and does not present all information necessary for an understanding of our financial condition as of February 28, 2017.

and (ii) the requirement that Gevo pay down $8 million of principal on the 2017 Notes as follows: $2 million on each of March 13, 2017, April 13, 2017, May 12, 2017 and June 13, 2017, with an option for Gevo to prepay all $8 million at any time in our sole discretion. In addition, as part of the 2017 Notes Extension Transaction, Gevo agreed to pay the holder fifteen percent (15%) of the net proceeds from its next underwritten public offering, completed prior to June 23, 2017, to be used to reduce the then-outstanding principal of the 2017 Notes.

•

On February 17, 2017, in an underwritten offering Gevo sold 5,680,000 Series G units, with each Series G unit consisting of one share of common stock, a Series K warrant to purchase one share of common stock and a Series M warrant to purchase one share of common stock. Gevo also sold 570,000 Series H units, with each Series H unit consisting of a pre-funded Series L warrant to purchase one share of common stock, a Series K warrant to purchase one share of common stock and a Series M warrant to purchase one share of common stock. The gross proceeds from this offering were approximately $11.9 million, not including any future proceeds from the exercise of the warrants.

•

On February 23, 2017, Gevo paid down the principal balance on the 2017 Notes with 15% of the net proceeds from the offering referred to above, along with the $8.0 million in prepayments under the supplemental indenture, for an aggregate total payment of $9.6 million, which reduced the principal balance on the 2017 Notes to approximately $16.5 million.

•

In December 2016 and January 2017, Gevo entered into private exchange agreements with holders of its 7.5% convertible senior notes due 2022 (the “ 2022 Notes”) to exchange an aggregate of $9.8 million of principal amount of 2022 Notes for an aggregate of 2,407,214 shares of common stock. These exchanges reduced the outstanding principal amount of the 2022 Notes to $1.175 million.

Outlook for 2017

Gevo has established the following specific operational and financial targets and milestones for 2017:

•

Restructure Gevo’s balance sheet in a manner that addresses the $17.7 million of debt represented by its outstanding convertible notes and that allows Gevo to execute on its long-term strategy and business development plan.

•

Obtain binding supply contracts for a combination of isobutanol and related hydrocarbon products equal to at least fifty percent (50%) of the capacity of the expanded Agri-Energy Facility that Gevo plans to construct (the “Agri-Energy Facility Expansion”).

•

Gevo estimates that its maximum annual isobutanol production capacity at the Agri-Energy Facility to be currently over 1 million gallons per year. As described below, however, Gevo expects to produce isobutanol at levels that better match market development sales in 2017. As such, Gevo expects to produce approximately 500,000 gallons of isobutanol during 2017.

•	Achieve a cash EBITDA loss of between $18.0-$20.0 million for the fiscal year ending December 31, 2017.[4]

Market Development Sales and Production Strategy for 2017

Gevo believes that during 2016 it demonstrated its ability to produce isobutanol in commercial quantities on a consistent and repeatable basis.  For 2017, Gevo’s overarching goal is to leverage its isobutanol production of 440,000 gallons in 2016 and its projected isobutanol production of 500,000 gallons in 2017, to more fully develop the markets for its isobutanol and related hydrocarbon products. Ultimately, Gevo’s primary goal is to enter into binding supply contracts for isobutanol and related hydrocarbon products that represent the majority of the production volumes to be produced at the expanded Agri-Energy Facility. Gevo believes that such contracts would underpin the economics of the Agri-Energy Facility Expansion, which should facilitate the raising of the capital necessary to finance the Agri-Energy Facility Expansion, potentially at a lower cost of capital than what Gevo has historically achieved through the issuance of common stock and warrants in underwritten public offerings.

[4]	A reconciliation of projected cash EBITDA Loss to projected GAAP loss from operations for the year ending December 31, 2017 is provided in the financial statement tables following this release.

In addition, Gevo intends to further develop the market for isobutanol-blended gasoline in 2017. Gevo expects to benefit from its market development efforts in the marina market in 2016, by increasing the number of marina outlets which carry gasoline blends containing its isobutanol. In 2017, Gevo expects to benefit, for the first time, from active sales efforts throughout the entire boating season, traditionally a very seasonal market. In terms of development for the on-road market, Gevo seeks to increase the number of geographic regions which carry its isobutanol. In 2016, Gevo announced that gasoline blended with its isobutanol and marketed for use in automobiles had begun to be sold in the Houston area through Gevo’s partner, Musket. This marked the first time that Gevo’s isobutanol has been specifically targeted towards on-road vehicles. In 2017, Gevo expects to expand sales into other regions of the Southwest U.S., as well as potentially into the Midwest and Northeast of the U.S.

In terms of isobutanol production, Gevo anticipates producing sufficient quantities to meet customer demand in 2017 while also providing enough inventory to support additional market and customer development efforts in the future. As a result, Gevo’s production goals will not be to maximize production, but rather to align such production with its isobutanol sales efforts. Gevo’s alcohol storage capacity is limited at its Agri-Energy Facility, and any excess isobutanol inventory which Gevo builds up will simply tie up some portion of its cash in working capital.  Therefore, during certain periods of 2017, Gevo may cease isobutanol production at the Agri-Energy Facility and produce ethanol only over such periods.

Agri-Energy Facility Expansion

Gevo believes that the current configuration of the Agri-Energy Facility, whereby Gevo co-produces isobutanol and ethanol utilizing one fermenter for isobutanol production and three fermenters for ethanol production, will not enable Gevo to become profitable on a consolidated basis. Gevo believes that the best way for it to become profitable is to undertake the Agri-Energy Facility Expansion, whereby Gevo would convert the Agri-Energy Facility to the sole production of isobutanol, with some percentage of such isobutanol volumes to be further processed into hydrocarbons such as alcohol-to-jet fuel (“ATJ”) and isooctane. The Agri-Energy Facility represents the best site to expand our isobutanol production because it leverages the equipment Gevo has already installed at the site, in particular Gevo’s GIFT® technology system.

Gevo is currently conducting engineering work to determine the ultimate production capacity of the Agri-Energy Facility following the Agri-Energy Facility Expansion, as well as the capital cost associated with the project. The binding supply contracts, which Gevo will pursue in 2017, are expected to form the basis on which Gevo would set the specific configuration of the plant in terms of end product mix between isobutanol, ATJ and isooctane. Once this preliminary engineering work is completed, which Gevo expects will be in the second half of 2017, Gevo expects to be able to communicate publicly the estimated scale, configuration and projected capital cost for the Agri-Energy Facility Expansion.

“We came a long way in 2016.  On the isobutanol production front, we brought a full production line online that enabled us to hit our fermentation cycle times and our product quality and cost targets.  This data is critical for building out the expanded plant and for developing appropriate pricing for sales contracts in support of this expansion. The Silsbee hydrocarbon plant at South Hampton Resources continues to operate well, producing market development quantities of isooctane and ATJ.  In summary, 2016 was all about making sure the isobutanol production technology worked as it was supposed to by producing product that met specification while meeting our lower cost targets,” said Dr. Patrick Gruber, Gevo’s Chief Executive Officer.

Dr. Gruber continued, “2016 allowed us to better pin down the cost side of our products and determine more clearly which markets make sense for our isobutanol and hydrocarbon products.  In 2017, our core goals relate to market development with a focus of securing supply agreements from customers to off-take isobutanol, ATJ and isooctane from our expanded plant in Luverne.  We can see the customer interest, and we need to translate that interest into binding agreements to build a profitable business.  We want to know with as much certainty as possible who is going to buy what and when, while targeting product margins to become profitable as a company.”

Financial Highlights

Revenues for the fourth quarter of 2016 were $5.8 million compared with $7.3 million in the same period in 2015. During the fourth quarter of 2016, revenues derived at the Luverne plant were $5.3 million, a decrease of approximately $1.2 million from the same period in 2015. This was primarily a result of lower ethanol production and distiller grain prices in the fourth quarter of 2016 versus the same period in 2015.

During the fourth quarter of 2016, hydrocarbon revenues were $0.5 million, $0.2 million higher than the same period in 2015. Gevo’s hydrocarbon revenues are comprised of sales of jet fuel, isooctane and isooctene.

Gevo generated grant and other revenue of $44 thousand during the fourth quarter of 2016, down $0.5 million as compared to the same period in 2015, mainly as a result of Gevo’s contract with the Northwest Advanced Renewables Alliances ending in 2016.

Cost of goods sold was $8.2 million for the three months ended December 31, 2016, compared with $9.0 million in the same quarter in 2015. Cost of goods sold included approximately $6.6 million associated with the production of ethanol, isobutanol and related products and approximately $1.6 million in depreciation expense.

Gross loss was $2.3 million for the three months ended December 31, 2016, versus $1.7 million in the same quarter in 2015.

Research and development expense was flat during the three months ended December 31, 2016, compared with the same quarter in 2015.

Selling, general and administrative expense decreased by $0.7 million during the three months ended December 31, 2016, compared with the same quarter in 2015, due primarily to a decrease of $0.8 million in salary and related expenses.

Loss from operations in the fourth quarter of 2016 was $6.5 million, compared with $6.6 million in the same quarter in 2015.

Non-GAAP cash EBITDA loss in the fourth quarter of 2016 was $4.7 million, compared with $4.2 million in the same quarter in 2015.

Interest expense in the fourth quarter of 2016 was $1.3 million, down $0.7 million as compared to the same quarter last year.

During the three months ended December 31, 2016, there was no change in the value of the embedded derivatives in the 2022 Notes, as the derivatives have had no meaningful value since the third quarter of 2014.  However, Gevo did incur a non-cash gain of $0.2 million in the quarter as a result of exchanging an aggregate of $1.425 million principal amount of the 2022 Notes for shares of Gevo’s common stock in December.

During the three months ended December 31, 2016, Gevo also incurred a non-cash loss of $0.6 million during the quarter due to the quarterly mark-to-market valuation of the 2017 Notes.

During the three months ended December 31, 2016, the estimated fair value of the derivative warrant liability decreased by $6.0 million, resulting in a non-cash gain from a change in the fair value of derivative warrant liability.

The net loss for the fourth quarter of 2016 was $2.3 million, compared with $8.0 million during the same period in 2015.

The non-GAAP adjusted net loss for the fourth quarter of 2016 was $7.8 million, compared with $8.6 million during the same period in 2015.

The cash position at December 31, 2016 was $27.9 million and the total principal face value of the debt outstanding was $35.7 million.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EST (2:30 p.m. MST) will be Dr. Patrick Gruber, Chief Executive Officer, Mike Willis, Chief Financial Officer, and Geoff Williams, General Counsel. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1(888) 771-4371 (inside the U.S.) or 1 (847) 585-4405 (outside the U.S.) and reference the access code 44557047. A replay of the call and webcast will be available two hours after the conference call ends on March 29, 2017. To access the replay, please dial 1-888-843-7419 (inside the US) or 1-630-652-3042  (outside the US) and reference the access code 44557047. The archived webcast will be available in the Investor Relations section of Gevo's website at www.gevo.com.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, Minnesota. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, Texas, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements related to the ability of Gevo to develop markets for its products, Gevo’s ability to enter into binding offtake, sales or supply agreements for its products, Gevo’s ability to produce isobutanol or related hydrocarbon products at its Luverne, Minnesota production facility, Gevo’s ability to finance the Agri-Energy Facility Expansion, Gevo’s ability to achieve its 2017 operational and financial targets and milestones, Gevo’s ability to secure new customer relationships across core markets, and other statements that are not purely statements of historical fact.  These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2016, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss and non-GAAP adjusted net loss per share. On a non-GAAP basis, non-GAAP cash EBITDA excludes non-cash items such as depreciation and stock-based compensation. On a non-GAAP basis, non-GAAP adjusted net loss per share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives. Management believes these measures are useful to supplements to its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Reverse Stock Split

On December 21, 2016, our Board of Directors approved a reverse split of our common stock, par value $0.01, at a ratio of one-for-twenty.  This reverse stock split became effective on January 5, 2017 and, unless otherwise indicated, all share amounts, per share data, share prices, exercise prices and conversion rates set forth in this press release and the accompanying consolidated financial statements have, where applicable, been adjusted to reflect this reverse stock split.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

			Three Months Ended
	Year Ended December 31,		December 31,
	2016	2015	2016	2015
Revenue and cost of goods sold
Ethanol sales and related products, net	$24,613	$27,125	$5,325	$6,521
Hydrocarbon revenue	1,929	1,694	467	245
Grant and other revenue	671	1,318	44	531
Total revenues	27,213	30,137	5,836	7,297

Cost of goods sold	37,017	38,762	8,156	9,001

Gross loss	(9,804)	(8,625)	(2,320)	(1,704)

Operating expenses
Research and development expense	5,216	6,610	1,546	1,596
Selling, general and administrative expense	8,965	16,692	2,627	3,286
Total operating expenses	14,181	23,302	4,173	4,882

Loss from operations	(23,985)	(31,927)	(6,493)	(6,586)

Other income (expense)
Interest expense	(7,837)	(8,243)	(1,342)	(2,057)
Gain (loss) on extinguishment of debt	(763)	232	157	(53)
Gain on extinguishment of warrant liability	(918)	1,775	-	-
Gain (loss) from change in fair value of derivative warrant liability	1,783	577	5,954	2,938
Gain from change in fair value of 2017 Notes	(4,204)	3,895	(574)	313
Loss on issuance of equity	(1,519)	(2,523)	-	(2,523)
Other income	215	20	9	6
Total other expense	(13,243)	(4,267)	4,204	(1,376)

Net loss	$(37,228)	$(36,194)	$(2,289)	$(7,962)

Net loss per share - basic and diluted	$(9.68)	$(51.61)	$(0.33)	$(8.87)
Weighted-average number of common shares
outstanding - basic and diluted	3,847,421	701,252	6,840,316	897,723

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$27,888	$17,031
Accounts receivable	1,122	1,391
Inventories	3,458	3,487
Prepaid expenses and other current assets	850	731
Total current assets	33,318	22,640

Property, plant and equipment, net	75,592	76,777
Deposits and other assets	3,414	3,414
Total assets	$112,324	$102,831

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$6,193	$7,476
Current Portion of 2017 Notes recorded at fair value	25,769	-
Derivative warrant liability	2,698	10,493
Current portion of secured debt, net	-	330
Total current liabilities	34,660	18,299
Long-term portion secured debt, net	-	153
2017 notes recorded at fair value	-	21,565
2022 notes, net	8,221	14,341
Other long-term liabilities	179	147
Total liabilities	43,060	54,505

Total stockholders’ equity	69,264	48,326
Total liabilities and stockholders' equity	$112,324	$102,831

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

			Three Months Ended
	Year Ended December 31,		December 31,
	2016	2015	2016	2015
Operating Activities
Net loss	$(37,228)	$(36,194)	$(2,290)	$(7,962)
Adjustments to reconcile net loss to net cash used in operating activities:
(Gain) from the change in fair value of derivative warrant liability	(1,783)	(577)	(5,953)	(2,938)
Loss/(Gain) from the change in fair value of 2017 Notes	4,204	(3,895)	575	(313)
Loss/(Gain) on exchange or conversion of debt	763	(232)	(157)	53
Loss/(Gain) on extinguishment of warrant liability	918	(1,775)	-	-
Loss on issuance of equity	1,519	2,523	-	2,523
Stock-based compensation	886	2,647	77	694
Depreciation and amortization	6,747	6,573	1,709	1,676
Non-cash interest expense	3,977	3,772	637	1,032
Other non-cash expenses	(1)	(7)	(3)	(7)
Changes in operating assets and liabilities:
Accounts receivable	269	970	(43)	(257)
Inventories	29	805	(255)	(784)
Prepaid expenses and other current assets	(119)	1	(6)	(113)
Accounts payable, accrued expenses, and long-term liabilities	(697)	(2,771)	1,398	(752)
Net cash used in operating activities	$(20,516)	$(28,160)	$(4,311)	$(7,148)

Investing Activities
Acquisitions of property, plant and equipment	(5,938)	(1,464)	(418)	(1,193)
Restricted certificate of deposit	-	-	-	-
Proceeds from sales tax refund for property, plant and equipment	-	144	-	-
Net cash used in investing activities	(5,938)	(1,320)	(418)	(1,193)

Financing Activities
Payments on secured debt	(504)	(318)	-	(82)
Debt and equity offering costs	(3,144)	(3,519)	151	(734)
Proceeds from issuance of common stock upon exercise of stock options and employee stock purchase plan	-	3	-
Proceeds from issuance of common stock and common stock warrants	28,661	33,820	-	9,970
Proceeds from issuance of convertible debt, net	-	-	-
Proceeds from the exercise of warrants	12,298	10,166	1,403	15
Net cash provided by financing activities	37,311	40,152	1,554	9,169

Net increase (decrease) in cash and cash equivalents	10,857	10,672	(3,175)	828

Cash and cash equivalents
Beginning of year	17,031	6,359	31,063	16,203
Ending of year	27,888	17,031	27,888	17,031

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(12,940)	$(12,204)	$(3,044)	$(2,636)
Depreciation and amortization	6,009	5,717	1,557	1,429
Non-cash stock-based compensation	11	43	-	14
Non-GAAP cash EBITDA loss	$(6,920)	$(6,444)	$(1,487)	$(1,193)

Gevo, Inc.
Loss from operations	$(11,045)	$(19,723)	$(3,449)	$(3,950)
Depreciation and amortization	738	856	152	247
Non-cash stock-based compensation	875	2,604	77	680
Non-GAAP cash EBITDA loss	$(9,432)	$(16,263)	$(3,220)	$(3,023)

Gevo Consolidated
Loss from operations	$(23,985)	$(31,927)	$(6,493)	$(6,586)
Depreciation and amortization	6,747	6,573	1,709	1,676
Non-cash stock-based compensation	886	2,647	77	694
Non-GAAP cash EBITDA loss	$(16,352)	$(22,707)	$(4,707)	$(4,216)

Non-GAAP Adjusted Net Loss:
Gevo Consolidated
Net Loss	$(37,228)	$(36,194)	$(2,289)	$(7,962)
(Loss)/Gain on exchange or conversion of debt	(763)	232	157	(53)
(Loss)/Gain on extinguishment of warrant liability	(918)	1,775	-	-
(Loss)/Gain from change in fair value of the 2017 Notes	(4,204)	3,895	(574)	313
(Loss)/Gain from change in fair value of derivative warrant liability	1,783	577	5,954	2,938
Loss on issuance of equity	(1,519)	(2,523)	-	(2,523)
Non-GAAP Net Loss	$(31,607)	$(40,150)	$(7,826)	$(8,637)
Weighted-average number of common shares outstanding - basic and diluted	3,847,421	701,252	6,840,316	897,723
Non-GAAP Adjusted Net loss per share - basic and diluted	$(8.22)	$(57.25)	$(1.14)	$(9.62)

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

Year Ended
December 31, 2017
Projected Non-GAAP Cash EBITDA Loss	Estimated Range

Gevo Consolidated
Loss from operations	$ (24,000) - (28,000)
Depreciation and amortization	5,500 - 7,000
Non-cash stock-based compensation	500 - 1,000
Non-GAAP cash EBITDA loss	$ (18,000) - (20,000)

###

Media Contact

David Rodewald

The David James Agency, LLC

+1 805-494-9508

gevo@davidjamesagency.com

Investor Contact

Shawn M. Severson

EnergyTech Investor, LLC

+1 415-233-7094

gevo@energytechinvestor.com

@ShawnEnergyTech

www.energytechinvestor.com